Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into this 29th day of May, 1998, by and between The Arrow Corporation, a Connecticut corporation with its principal place of business at 312 Farmington Avenue, Farmington, Connecticut 06032 (the “Employer”), and James S. Beaumariage 14 Dover Circle, Franklin, MA 02038 (the “Employee).

WITNESSETH :

WHEREAS, the Employee desires to be employed by the Employer, and the Employer desires to continue to employ the Employee; and

WHEREAS, the parties acknowledge that the business of the Employer is highly competitive and that the success of such a business is significantly dependent upon the creation and maintenance of goodwill and customer relations; and

WHEREAS, the parties desire to protect the goodwill of the Employer by placing limitations on the activities of the Employee after his termination of employment with the Employer; and

WHEREAS, the parties have agreed upon mutually satisfactory terms of employment and wish to memorialize the terms of Employee’s employment as hereinafter provided,

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment, effective as of March 1, 1998, as Vice President-Managed Care and Business Operations of the Employer upon the terms and conditions hereinafter set forth. The Employee shall render such services for the Employer in such position as may be requested by the Employer from time to time, including, but not limited to: management of activities related to managed care operations; coordination and management of all third-party affairs; pharmaceutical manufacturer supply coordination and negotiations; drug formulary implementation and management; and together with other senior corporate personnel, the coordination and management of all headquarters activities relating to the business operations and direction of Arrow Prescription Centers, Med Max Pharmacies and any other units owned by, or managed by Employer, including the oversight of merchandising and MIS departments.

2. Performance of Duties. the Employee shall promote the business of the Employer, perform his duties competently and diligently, and adhere to the policies as established by the Employer from time to time. The Employee shall use his best efforts in furtherance of the Employer’s interests and devote all of the time, attention, and energy of the Employee to the business of the Employer.

3. Other Activities. During the term of this Agreement, the Employee shall not, directly or indirectly, be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, without the prior written consent of the

Employer. The Employee may own stocks, bonds, real estate and other forms of passive investment.

4. Term. Subject to the provisions for termination as hereinafter provided, such employment shall commence upon the execution hereof and shall continue for a period of two (2) years and shall, thereafter, automatically renew for successive one (1) year periods without the necessity of any action or notice by either party to the other, except that either party may terminate this agreement following the initial two (2) year term by giving the other party written notice of its intention to terminate this Agreement at least one hundred twenty (120) days prior to the proposed termination date,

5. Compensation. For all services rendered by the Employee under this Agreement, the Employer shall pay and the Employee shall accept, subject to applicable withholding for taxes, the following:

A. Base Salary. The Employer shall pay to the Employee a base salary of One Hundred Ten Thousand Dollars ($110,000) per year. Such sum shall be payable in a manner consistent with, the Employer’s practice for similarly situated employees of the Employer.

B. Additional Benefits. The Employee shall also receive any other benefits generally available to other full-time employees of the Employer from time to time. Health/medical and short term disability insurance will be provided on a shared expense basis with the Employer. Life insurance equal to two hundred fifty percent (250%) of the Employee’s base salary will be provided at no cost to the Employee. The Employee may participate in any pension or stock option plan generally available to other full-time executives of the Employer from time to time. Employer shall be entitled to make changes in its employee benefit plans as effect, generally, the Employer’s employees.

C. Expense Reimbursement. Consistent with the Policies, the Employee may incur reasonable expenses for promoting the business of the Employer, including expenses for entertainment, travel, seminars and similar items. The Employer will reimburse or advance funds to the Employee for such approved expenses upon presentation by the Employee from time to time of an itemized account for such expense account expenditures in accordance with the Policies.

D. Purchasing Allowance. The Employer shall reimburse Employee for expenditures made by the Employee at any Arrow Prescription Center location in an amount not to exceed Two Hundred Dollars ($200) per month.

E. Medical Reimbursement. The Employer shall reimburse Employee for medical expenses incurred by Employee for himself or his immediate family which are not covered expenses pursuant to the health insurance policies provided by Company pursuant to paragraph (B), above, in an amount not to exceed Four Thousand Dollars ($4,000) per annum.

6. Vacation. The Employee shall be entitled to three (3) weeks of paid vacation each. year. Such vacation shall be taken at such times as are mutually convenient for the Employee and the Employer and if not taken, in the year in which it is earned, up to one (1) week may be carried over until the last day of January in the immediately following year, in addition to such vacation time, the Employee shall be entitled to all legal holidays and other days on which the Employer is closed for business and such sick and/or personal days as are allowed for other employees.

7. Covenant Not to Compete; Solicit, During the period of the Employee’s employment hereunder and thereafter until the date which is twenty-four (24) months (the “Noncompete Period”) from the date the Employee’s employment under this Agreement terminates for any reason whatsoever, except for a termination, by the Employer without Cause pursuant to Article 11, it being understood that Employee shall not be restricted by this Article 7 if Employee’s employment is terminated by the Employer without Cause as defined in Article 10, the Employee shall not, directly or indirectly:

A.	except as a passive investor owning less than ten percent (10%) of the stock of a publicly held company;

i.	own, manage, operate, control or participate in the ownership, management, operation or control;

ii.	serve as an officer, director, partner, employee, agent, consultant, advisor, developer or in any similar capacity with; or

iii.	have any financial interest in or aid or assist anyone else in the conduct of (including, without limitation, soliciting the Employer’s customers),

any business or business activities which is or may be reasonably construed to be competitive with the businesses of the Employer (including Affiliates thereof) as such businesses were conducted from time to time during Employee’s Term of employment if conducted within three (3) miles of any business facility owned, managed, operated (whether directly or indirectly such as through a license, franchise or similar arrangement) or under construction, development proposal, or planning, or under agreement, proposal, or offer or active consideration (as demonstrated by meaningful negotiations or other significant conduct by the Employer or for the Employer, its subsidiaries or Affiliates (collectively, the “Noncompete Facilities”) as of the date of termination of this Agreement; or

B.	solicit the employment of, negotiate with respect to employment with or employ any of the management or other key employees of the Employer its subsidiaries or Affiliates, other than on behalf of the Employer,

C.

The foregoing restrictions of this Article 7 shall not restrict Employee from accepting full-time employment with a manufacturer of prescription Pharmaceuticals (a “Drug Manufacturer”), a wholesaler of prescription Pharmaceuticals (a “Drug wholesaler”) or a recognized drug chain with a national presence (a “National Chain”) not acting as a franchisor, even if the retail store locations of such a National Chain are within the prohibited, three (3) mile radius of a Noncompete Facility, unless operated through a franchise or similar type arrangement. In addition, the foregoing restrictions of this Article 7 shall not restrict Employee from accepting full-time employment with a pharmacy benefit manager (a “PBM”) provided that at the time Employee accepts such full-time employment, the Employee is not, by itself or through any subsidiary or affiliate, actively engaged in business as a PBM. Although the noncompete restrictions of this Article 7 do not prohibit Employee from becoming a full-time employee of a Drug Manufacturer, Drug Wholesaler, National Chain or PBM, Employee shall remain obligated to the provisions of this Agreement prohibiting Employee from soliciting other employees of the Employer. Further, Employee shall not solicit any of the franchisees of the Employer or its or their customers during the Noncompete Period.

As of the date of any such termination, the Employee and the Employer shall in good faith prepare a written list of the Noncompete Facilities. For purposes of this Agreement, it shall not be deemed a competitive act prohibited by the foregoing provisions of this Agreement in the event Employee owns directly or indirectly real property which is leased to the Employer or its Affiliates.

8. Confidential Information. Except as required by the Employee’s duties to the Employer, the Employee shall not, whether during or at any time after the termination of this Agreement, directly or indirectly, use, disseminate or disclose any trade secret or other confidential or proprietary information or trade secrets of the Employer. Without limiting the generality of the foregoing, Employee shall be expressly prohibited from disclosing any and all terms of the franchise system employed from time to time between Employer and its franchisees.

The Employee and the Employer hereby specifically acknowledge and agree that trade secrets of the Employer shall be deemed to include any and all unique processes, techniques, methods, designs, materials, programs, contract forms, analyses, budgets, business or strategic plans, advertising formats, financial structures, program booklets, projections, marketing strategies, training programs, recording systems, accounting reports, management systems, computer programs, electronic media and the like used by and developed by or for the Employer or its subsidiaries or Affiliates in the conduct or promotion of its business (except to the extent that such materials have been part of the public domain); and that any and all such confidential information, material or matter, or trade secrets, from time to time developed or implemented by, or disclosed, divulged, communicated, furnished or made available to the Employee are to perform and discharge the duties and responsibilities of the Employee to the Employer, and that no such disclosure, divulgence, communication or the like shall in any manner whatsoever be deemed or construed to derogate from or affect any of the provisions set forth hereinabove,

9. Enforcement. The Employee agrees that the nature of the Employer’s business, the information with respect to methods, systems, processes, services and the like used by the Employer in its business are all of a confidential nature and agrees that the restrictive covenants contained in this Agreement are reasonable in scope, length of duration and territory included. The Employee further agrees that these restrictions are reasonably necessary for the protection of the business and goodwill of the Employer and that violation of a covenant by the Employee would cause irreparable damage to the Employer. The existence of any claim or cause of action by Employee against the Employer shall not constitute and shall not be asserted as a defense to the enforcement by the Employer of this Agreement.

The Employee acknowledges that the Employer will suffer irreparable harm as a result of a breach of such restrictive covenants by the Employee for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Employee of any provision of this Agreement, the Employer shall, in addition to any other legal remedies permitted by law, be entitled to obtain equitable remedies, including, without limitation, specific performance, injunctive relief, a temporary restraining order, or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of Articles 7 8 and 10 without the necessity of proving damages, posting a bond or other security, and, if prevailing, to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against the Employee, and the Employee hereby consents to the entry of such relief against him and agrees not to contest such entry, such relief shall be in addition to and not in substitution of any other remedies available to the Employer. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of said covenants. The Employee shall not defend on the basis that there is an adequate remedy at law.

10. Hired to Invent. Employee agrees that every improvement, invention, process apparatus, method, design and other creation the Employee may invent, discover, conceive or originate by himself or in conjunction with another person during the term of Employee’s employment under this Agreement that relates to the business of the Employer carried on during the term hereof by the Employer or contemplated to be carried on, even if not implemented (“Work for Hire”) shall be the exclusive property of the Employer. The Employee does hereby assign to the Employer all of the Work for Hire and hereby appoints the Employer to be his attorney-in- fact coupled with an interest to execute such documents as may be required to evidence such assignment.

11. Termination. The employment of the Employee shall continue as provided under this Agreement until the occurrence of any of the following events:

A. the written agreement of the Employee and the Employer to terminate this Agreement;

B. the termination of the employment of the Employee by the Employer for cause as defined in this Agreement;

C. the termination of employment by notice as provided in section 4. of this Agreement;

D. the termination of employment by the Employer because the Board of Directors of Employer has determined that such termination is in the best interests of the Employer and such termination is not for Cause, death or disability;

E. the death of the Employee; or

F. the physical or mental disability of the Employee for a period of three (3) consecutive months. As used in this Agreement, the term “disability” shall mean the inability of the Employee due to illness or physical or mental infirmity to perform his duties under this Agreement to the extent performed prior to such disability, and such illness or such physical or mental infirmity is expected to continue thereafter. For purposes of this Agreement, “disability” shall be determined in the reasonable discretion of the Employer or, at the request of Employee, by determination of a mutually agreeable physician, or in the absence of agreement, by a majority of a three-person panel of physicians, one chosen by Employee, one by the Employer and the third by the two so chosen.

The Employer shall be obligated to pay such salary and vacation pay as shall have been earned by the Employee through the date of any such termination.

12. Definition of Cause. For purposes of this Agreement, “cause” for the termination of the employment of the Employee shall mean: (a) any material breach of this Agreement by the Employee, or the failure of the Employee to perform any material duty of the Employee as an officer or employee of the Employer which continues after the Employer gives notice to the Employee stating the facts which are alleged to provide cause for the termination; (b) competition by the Employee with the Employer; (c) the conviction of the Employee of any crime involving dishonesty, embezzlement, fraud, larceny, theft or moral turpitude; (d) the conviction of the Employee of a felony; (e) the willful misconduct or gross negligence of the Employee, or (f) any act or omission by the Employee which has a material adverse impact on the business or financial condition of the Employer. Any determination of whether there is cause for the termination of the employment of the Employee shall be made in the sole discretion of the employer.

13. Payments to Employee Upon Termination of Employment. Upon the termination of the Employee’s employment if such termination is without Cause pursuant to 11(D), the Employer shall pay to the Employee an amount equal to the monthly portion of Employee’s base salary on the date of termination multiplied by the lesser of twelve (12) months or the number of months remaining in the Term (the “Severance Period”) Any amounts due hereunder shall be paid at such times and in such manner as the Employee had been previously paid his base salary. If, during the Severance Period, Employee obtains a new position but Employee’s annual compensation shall be less that the base salary provided herein, then Employer shall pay to Employee the difference for the balance of the Severance Period, “Difference” shall be defined as the difference between Employee’s base salary for any year or lesser period in which this Agreement would have been in effect and the annualized compensation payable to Employee in his new position during such period, Such Difference shall be paid to Employee in the same manner as base salary had been paid prior to such termination over the period of such reemployment over such period. If the Employee’s reemployment in a new position shall terminate, then for the purposes of this paragraph, Employee shall be entitled to continuation of his base salary until he shall again be reemployed, in which case only the Difference shall be payable as aforesaid. Employee shall at all times use his best efforts to become reemployed as soon as possible in a position consistent with Employee’s experience and stature. The payments provided herein are in lieu of any other payments due the Employee including, but not limited to, any claim for breach of contract.

14. Property of Employer. Upon the termination of the employment of the Employee for whatever reason, the Employee shall deliver and return to the Employer all keys, customer lists, mailing lists, price lists, cost lists, files, books of account, contracts, orders, reports, catalogues, brochures, manuals, memoranda, notes, correspondence, records, documents and all other papers of whatever nature, together with all existing copies thereof, which are then in the possession, custody or control of the Employee and which pertain to or contain information relative to the business of the Employer, whether or not prepared or compiled by the Employee. The Employee also shall deliver and return to the Employer upon the termination of the employment of the

Employee all other property belonging to the Employer or used in its business which is then in the Employee’s possession, custody or control.

15. Indemnification by Employer. The Employer shall defend, indemnify and hold the Employee harmless at all times against and in respect of all damages, losses, costs, expenses, liabilities, penalties, and other costs (the “damages”), arising out of the performance by Employee of the duties required within the scope of his employment as outlined herein or as amended from time to time.

16. General Provisions.

A. Amendment. No amendment or modification of this Agreement shall be binding unless it is in writing, signed by the party against whom enforcement of any amendment or modification is sought.

B. Personnel Policies and Procedures. The personnel policies and procedures of the Employer will govern all terms, privileges and conditions of the employment of the Employee which are not specifically addressed in this Agreement.

C. Notices. Any notice required or permitted to be given, under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, in the case of the Employee to his last known home address or such other address as the Employee may specify in writing; or in the case of the Employer to its principal place of business.

D. Waiver. Failure by the parties to insist in any one or more instances upon the performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder, or the future performance of any such term, covenant, condition or obligation of either party with respect hereto, and all terms and conditions of this Agreement shall continue in full force and effect.

E. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof.

F. Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable, the same shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. This Agreement shall further be deemed severable as to the length of time and the activities protected, so that the covenants shall not be deemed invalid if the provisions protected against are unreasonably protective and the court shall reduce or limit the protective provisions so as to make said provisions valid under Connecticut law. it is agreed and understood that these covenants are not intended to and do not restrict the Employee from earning a living in his field of employment.

G. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer, and shall inure to the benefit of and be binding upon the Employee and his heirs, executors and administrators.

H. Applicable Law. This agreement is entered into and shall be construed and performed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the day and year first above written.

Employer:

By:	/s/ Edgardo A. Mercadante

Employee:

/s/ James S. Beaumariage
5/29/98

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 8th August, 2002 between James S. Beaumariage (the “Employee”) and Familymeds, Inc. (the Company”).

PREAMBLE

On May 29, 1998, the Employee and the Company entered into an Employment Agreement (the “Agreement’) and the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties, the parties agree as follows:

1.	Definitions. For purpose of this Amendment, the following terms shall have the following meanings:

“Affiliates” shall mean any corporation, partnership or other legal entity which is controlled by or under common control with the Company.

“Benefits” shall mean all the fringe benefits approved by the Board from time to time and established by the Company in its discretion for the benefit of the employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, stock option plans and stock purchase plans, and pension, profit-sharing or their equivalent, automobile allowance, medical reimbursement, and employee’s purchasing allowance.

“Change of Control” shall mean the (i) a merger or consolidation of the Company with or into another corporation which is not an affiliate of the Company or a recapitalization or reorganization of the Company and, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the persons who were the shareholders of the Company immediately prior to such merger, consolidation, reorganization or recapitalization do not immediately thereafter own more than fifty percent (50%) of the total voting power of the merged, consolidated, reorganized or recapitalized Company’s voting securities entitled to vote generally in the election of directors; (ii) the sale of all or substantially all of the assets of the Company to another person or entity which is not an affiliate of the Company; (iii) the acquisition by any person, entity or “group” (excluding, for this purpose, the Company, any affiliate of the Company, or any employee benefit plan of the Company or of any affiliate of the Company which acquires beneficial ownership of voting securities of the Company) within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either fifty percent (50%) or more of the then outstanding shares of Common Stock or fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, which, in the case of clause (i), (ii) and (iii) of this definition, such merger, consolidation, reorganization or recapitalization, sale or acquisition is not approved by a vote of at least eighty percent (80%) of the directors that constitute the Board immediately prior to the

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effectiveness of such merger, consolidation, reorganization or recapitalization, sale or acquisition, as the case may be; or (iv) during any period of two consecutive years, if persons who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least eighty percent (80%) of the directors then still in office who were directors at the beginning of such period. For purposes of this definition, (A) an “affiliate” is any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company and “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise and (B) “Board” means the board of directors of the Company as constituted at the time a determination thereof is required to be made pursuant to this definition. Notwithstanding anything herein to the contrary, no change in the ownership of the Company or to the Board of Directors pursuant to the Company’s initial or subsequent public offering of its capital stock shall be deemed to be a “Change of Control” hereunder.

“Company” shall mean Familymeds.com, Inc., a Connecticut corporation, together with such subsidiaries or Affiliates of the Company as may from time to time exist.

“EBITDA” shall mean Earnings Before Interest Taxes Depreciation and Amortization, determined on a consolidated basis applied consistently with prior years and the 2002 “confidence budget”, and as adjusted and reflected in the financial statements of the Company that have been audited, and opined upon without qualification that could reflect a potential misstatement of EBITDA by the Company’s certified public accountants, which determination of EBITDA shall be binding and conclusive for purposes of this Amendment.

All other capitalized terms not otherwise defined herein or elsewhere in this Amendment shall have the meaning ascribed to them in the Agreement.

2.	Term. Paragraph 4 shall be deleted and replaced with the following:

“Subject to the provisions for termination as hereinafter provided, such employment shall commence upon the execution hereof and shall continue for a period of two (2) years and shall, thereafter, automatically renew on the following March 31 and for successive one (1) year periods thereafter without the necessity of any action or notice by either party to the other, except that either party may terminate this Agreement following the initial two (2) year term by giving the other party written notice of its intention to terminate this Agreement at least ninety (90) days prior to the proposed termination date,”

3.	Employment The parties acknowledge that as of the Effective Date of this Amendment, Employee is employed in the position of Senior Vice President of Store Operations.

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4.	Compensation.

(a) Minimum Annual Compensation. The parties acknowledge that as of the Effective Date of this Amendment, the Employee’s base salary (“Minimum Annual Compensation”) is One Hundred Fifty Thousand Dollars ($150,000.00) per year.

(b) 2002 Incentive Bonus Program, Paragraph 5 is amended by adding the following paragraph to the end thereof:

“F. 2002 Incentive Program. Employee shall be entitled to participate in the Company’s 2002 Incentive Bonus Program (the “2002 Program”), in a maximum amount of up to one hundred percent (100%) of Employee’s Minimum Annual Compensation, which shall be administered as follows:

(i) The Company shall allocate to the 2002 Program, an amount equal to fifty percent (50%) of the Company’s 2002 EBITDA in excess of Nine Hundred Fifteen Thousand Two Hundred Sixty Two Dollars (Redacted). In computing EBITDA, no deduction shall be taken or allowance made for the payments required by this 2002 Program.

(ii) Up to Fifty percent (50%) of the Bonus Pool shall be allocated to Senior Management (the “Senior Management Share”), which for these purposes are defined as the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President of Sales and Marketing and the Senior Vice President of Store Operations.

(iii) Employee’s share of the Senior Management Share shall be equal to the percentage that Employee’s Minimum Annual Compensation at the time of such allocation bears to the total Minimum Annual Compensation of all Senior Management entitled to participate in the 2002 Program.

(iv) The parties acknowledge that Employee has been paid a lump sum of Thirty Thousand Dollars ($30,000.00) as an advance payment of Employee’s share of the Senior Management Share of the Bonus Pool, which amount Employee shall repay the Company in the event that before December 31, 2002, Employee voluntarily terminates employment. Otherwise, Employee’s remaining share of the Senior Management Bonus Pool shall be payable in a lump sum by March 15, 2003, provided however that if the 2002 audit is not completed by such date, fifty percent (50%) of the amount determined to be payable to the Employee based on the Company’s internal year-end financials shall be paid to Employee with the balance payable on issuance of the 2002 audit; and further provided that if the Compensation Committee determines that the Company does not have sufficient cash to pay the Senior Management Share when due, then the Company shall pay at least twenty five percent (25%) of the amount due but may defer payment of the remaining up to seventy five (75%). The deferred amount, if any, shall paid in one or more installments at such time as the Compensation Committee shall determine to be in the best interests of the Company, but in no

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event later than June 1, 2003. Any amount being deferred hereunder shall be evidenced by a letter of award to the Employee describing the amount to which the Employee is entitled and when it will be paid.

The 2002 Program shall survive until the Company’s fiscal year end 2003 unless superceded by a revised 2003 Program and Employee shall have the same ratable interest in the 2003 Program, provided however, that even if not superceded by a revised 2003 Program, the applicability of the 2002 Program for the Company’s 2003 year shall be subject to such changes in the EBITDA threshold and allocation percentages as are determined in the sole discretion of the Compensation Committee based on the 2003 budget.”

(c) Change in Control Bonus. In addition to the changes to Paragraph 5 described in subparagraph F of this Amendment, the following paragraph also shall be added to paragraph 5:

G. “Senior Management Change of Control Bonus Pool. Employee shall be entitled to participate in any Senior Management Change of Control Bonus Pool adopted by the Company or its Stockholders.”

5.	Termination by Company for Other Than Cause. Paragraph 13 of the Agreement is deleted and in lieu thereof, the following shall be inserted:

Effective as of the date that the employment of Employee terminates without Cause, this Agreement, except as set forth in this Section 13 and in Sections 7 through 10, shall terminate and no further payment of compensation described in Section 5 (except for such remaining payments of the Minimum Annual Compensation relating to periods during which Employee was employed by the Company and any Incentive Compensation as provided in Section 3 hereof then earned as of the date of such termination) shall be made to Employee, In addition, if during the term of this Agreement, the Company terminates the employment of Employee and such termination is not for Cause, then for a period of one year (the “Severance Period”) the Company shall pay Employee an amount equal to Employee’s then Minimum Annual Compensation at such times and in such manner as the Employee had previously been paid his Minimum Annual Compensation.

In addition, if during the term of this Agreement, there is a Change in Control and Employee is terminated or not offered a position that is at least the same as or better than Employee’s then current job description, compensation and benefits, with a provision for severance in the event of termination without Cause that is at least as favorable as that contained in this Agreement, then the Employee shall be deemed to have been terminated without Cause for purposes of this Agreement and the Company shall pay Employee an amount equal to his then Minimum Annual Compensation in a lump-sum within thirty (30) days of the Change of Control and all stock options granted to the Employee shall become fully vested as of such date; provided however, that if on a Change in Control, the Employee accepts a position, then notwithstanding the last two paragraphs of this Paragraph

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4.01, Employee shall not be entitled to Benefits and the amount payable hereunder shall be reduced by the annual compensation and guaranteed bonus, if any, of that position, but all stock options of Employee shall become fully vested as of the Change of Control.

A notice by the Company of termination of this Agreement under Paragraph 2 hereof shall be deemed a termination without Cause for purposes of this Paragraph 13.

If the Company terminates the employment of Employee and such termination is without Cause, then for a period of one (1) year, the Company shall continue the Benefits that the Employee received immediately prior to the date of termination without Cause, or otherwise substantially similar Benefits, at the cost of the Company.

If the Company terminates the employment of Employee and such termination is not for Cause, then Employee shall be entitled to the payments due hereunder with no duty to mitigate his damages by seeking or accepting other employment, nor will Employee’s severance pay or Benefits hereunder be reduced or offset by any such future earnings.”

6.	Benefits. Subparagraph E of Paragraph 5 is amended by adding to the end of the sentence, the following language: “or the maximum amount allowed for senior management from time to time, if higher.”

7.	Effective Date of Amendment. This Amendment shall be effective as of the 1st day of March, 2002.

8.	Miscellaneous. All other terms and conditions of the Agreement shall remain in full force and effect

In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the day and year first above written,

COMPANY:
Familymeds, Inc.

By:	/s/Edgardo A. Mercadante
Edgardo A. Mercadante
Its President and Chief Executive Officer

EMPLOYEE

James S. Beaumariage

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 13th day of August, 2004 between James S. Beaumariage (the “Employee”) and Familymeds, Inc. (the Company”).

PREAMBLE

On May 29,1998, the Employee and the Company entered into an Employment Agreement and on August 8, 2002, the Employee and the Company entered into an Amendment to Employment Agreement (Collectively the “Agreement’) and the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties, the parties agree as follows:

1. Compensation.

(a) Minimum Annual Compensation. The parties acknowledge that as of the Effective Date of this Amendment, the Employee’s Minimum Annual Compensation is One Hundred Ninety One Thousand Eight Hundred Eighty-Nine dollars ($191,889).

2. Effective Date of Amendment, This Amendment shall be effective as of the 1st day of August, 2004.

3. Miscellaneous. All other terms and conditions of the Agreement shall remain in full force and effect.

In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the day and year first above written.

COMPANY:
Familymeds, Inc.

By:	/s/Edgardo A. Mercadante

EMPLOYEE

/s/James S. Beaumariage
James S. Beaumariage